EXHIBIT 99.1

Contact:	John Moran, UTC	FOR IMMEDIATE RELEASE
	(860) 728-7062	www.utc.com

Investor Relations
(860) 728-7608

UNITED TECHNOLOGIES APPOINTS AKHIL JOHRI CHIEF FINANCIAL OFFICER

HARTFORD, Conn., Dec. 9, 2014 – United Technologies Corp. (NYSE: UTX) today announced the appointment of Akhil Johri as the corporation's Senior Vice President and Chief Financial Officer, effective January 1, 2015.

Johri, 53, will have global responsibility for UTC's Finance function and for financial communications and investor relations. He will report to UTC President and Chief Executive Officer Gregory J. Hayes.

Johri returns to UTC after serving as Chief Financial Officer for Port Washington, N.Y.-based, publicly traded Pall Corporation, a leader in filtration, separation and purification solutions for customers across a broad spectrum in life sciences and industry.

Prior to joining Pall Corporation, Johri enjoyed a 26-year career at UTC in various executive positions of increasing responsibility. His most recent role was Vice President of Finance and Chief Financial Officer for UTC Propulsion & Aerospace Systems, which includes Pratt & Whitney and UTC Aerospace Systems. Before that, he led UTC's Investor Relations and Financial Planning & Analysis groups. Johri also had senior financial roles at UTC Fire and Security, and Carrier Corporation, including 12 years in the Asia Pacific region.

"I am thrilled to welcome Akhil back to UTC, where he is highly respected for his strategic insights, financial skills, and his ability to communicate effectively with Wall Street and our shareholder community," Hayes said. "We look forward to Akhil's leadership as we continue to focus on creating innovative products and solutions for our global customers and delivering best-in-class returns for our shareowners."

Johri is a graduate of the Indian Institute of Management, Ahmedabad, and is a Chartered Accountant.

Upon the effective date of Johri's appointment, Peter F. Longo, currently the corporation's Acting Chief Financial Officer, will resume his prior position as Vice President, Finance & Chief Financial Officer, UTC Propulsion & Aerospace Systems.

United Technologies, based in Hartford, Connecticut, provides high technology products and services to the building and aerospace industries. For more information, visit our website at www.utc.com or follow us on Twitter: @UTC.

UTC-IR

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